VOTING AGREEMENT
BY AND BETWEEN
THE TORONTO-DOMINION BANK
AND
PRIVATE CAPITAL MANAGEMENT, L.P.
DATED AS OF NOVEMBER 19, 2006

  i

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	1
Affiliate	2
Agreement	1
Beneficial Ownership	2
Beneficially Own	2
Beneficially Owned	2
Business Day	2
Client	2
Common Stock	1
Company Meeting	2
control	2
Covered Shares	2
Encumbrance	3
Governmental Entity	3
Litigation	9
Merger	1
Merger Agreement	1
Person	3
Representatives	3
Stockholder	1
Stockholders	1
Stockholders Agreement	3
Subsidiary	3
TD	1
TDBI	1
Transfer	3

VOTING AGREEMENT
          VOTING AGREEMENT, dated as of November 19, 2006 (this “Agreement”), by and between The Toronto-Dominion Bank, a Canadian chartered bank (“TD”), and Private Capital Management, L.P. (the “Stockholder”), a registered investment adviser under the Investment Advisers Act of 1940.
W I T N E S S E T H:
          WHEREAS, concurrently with the execution of this Agreement, TD, Bonn Merger Co., a Delaware corporation and a wholly-owned subsidiary of TD, and TD Banknorth Inc., a Delaware corporation (“TDBI”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, TDBI and Bonn Merger Co. will merge (the “Merger”) and, except as otherwise provided in the Merger Agreement, each outstanding share of common stock, par value $0.01 per share, of TDBI (the “Common Stock”) will be converted into the right to receive the merger consideration specified therein.
          WHEREAS, as reflected on its most recently filed Form 13F, Stockholder maintained investment discretion over 18,250,649 shares of Common Stock.
          WHEREAS, in connection with the execution of the Merger Agreement, Stockholder has agreed to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.
          NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
GENERAL
     1.1.   Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.
          “Acquisition Proposal”means any inquiry, proposal or transaction with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving TDBI or any of its Subsidiaries or acquisition of any capital stock or any material portion of the assets of TDBI or any of its Subsidiaries, or any combination thereof, other than any such proposal by TD, Bonn Merger Co, or their respective directors, officers, employees, agents and representatives.

          “Affiliate” means, with respect to Stockholder, any Representative or other Person that has the authority to exercise investment discretion over securities Beneficially Owned by Stockholder, any Person that is controlled by Stockholder, and Carnes Capital Corporation, Stockholder’s affiliated broker-dealer.
          “Beneficial Ownership” by a Person of any securities includes ownership by any Person that, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall have a correlative meaning.
          “Business Day” means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York, USA or Toronto, Ontario, Canada.
          “Client” means any Person that has granted Stockholder investment discretion over a portion of such Person’s assets.
          “Company Meeting” means the meeting of the stockholders of TDBI called for the purpose of voting upon the adoption of the Merger Agreement.
          “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.
          “Covered Shares” means, with respect to Stockholder on any given date, the aggregate number of shares of Common Stock or other voting capital stock of TDBI and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of TDBI, which Stockholder Beneficially Owns.
          “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).
          “Governmental Entity” means any supranational, federal, state, local or foreign court, administrative agency or commission or other governmental or regulatory authority or instrumentality.
          “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) comprised of two or more of the foregoing.
          “Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a Person.
          “Stockholders Agreement” means the Amended and Restated Stockholders Agreement among TDBI, the predecessor of TDBI and TD, dated as of August 25, 2004, as it may be amended, supplemented, restated or otherwise modified from time to time.
          “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
          “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by testamentary disposition, by operation of law or otherwise); provided, that Transfer shall not include sales, transfers or encumbrances (i) effected or directed by a Client, (ii) resulting from the termination of Stockholder’s investment power by a Client, or (iii) effected by Stockholder, in accordance with its existing policies, in response to a request from a Client to raise cash in such Client’s account.
ARTICLE II
VOTING
     2.1.   Agreement to Vote. Stockholder hereby agrees that during the term of this Agreement, at the Company Meeting or any other meeting of the stockholders of TDBI, however called, including any adjournment or postponement thereof, or in connection with any written consent of the stockholders of TDBI, Stockholder shall, in each case to the fullest extent that Stockholder then holds voting authority over the Covered Shares and the Covered Shares are entitled to vote thereon or consent thereto:
          (a) appear at each such meeting or otherwise cause Stockholder’s Covered Shares to be counted as present thereat for purposes of calculating a quorum; and
          (b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of Stockholder’s Covered Shares in favor of the adoption of the Merger Agreement and any other action reasonably requested by TD in furtherance thereof.
     2.2.   No Inconsistent Agreements. Stockholder hereby covenants and agrees that, except for this Agreement, Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to Stockholder’s Covered Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to Stockholder’s Covered Shares.
     2.3.   Conditions Precedent to Stockholder’s Voting Obligations. Anything in this Agreement to the contrary notwithstanding, Stockholder shall not be required to appear at any meeting of the stockholders of TDBI or vote in favor of any proposed Merger unless such Merger (i) constitutes a “Going Private Transaction” (as defined in the Stockholders Agreement), (ii) has been approved prior to the initial announcement thereof by a majority of the “Designated Independent Directors” (as defined in the Stockholders Agreement) and (iii) offers the shareholders of TDBI in exchange for their Common Stock cash compensation of not less than US$32.33 per share.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
     3.1.   Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to TD as follows:
          (a) Organization; Authorization; Validity of Agreement; Necessary Action. Stockholder is duly organized, validly existing and in good standing under the laws of the State of Delaware. Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Stockholder and no other actions or proceedings on the part of Stockholder or any general or limited partner or stockholder thereof are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and, assuming this Agreement constitutes a valid and binding obligation of TD, constitutes a valid and binding obligation of Stockholder, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
          (b) Ownership. By virtue of Stockholder’s investment power over the Common Stock held in the accounts of Clients, as of the date of this Agreement Stockholder Beneficially Owns the number of shares of Common Stock set forth in the confidential letter of even date from Stockholder’s general counsel to TD.
          (c) No Violation. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of its obligations under this Agreement will not, (i) conflict with or violate the limited partnership agreement or other comparable governing documents of Stockholder, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to Stockholder or by which any of its assets or properties is bound or any investment management, account terms or other similar agreement or instrument pursuant to which it has Beneficial Ownership of the Covered Shares, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
          (d) Consents and Approvals. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.
          (e) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against or affecting Stockholder or any of its Affiliates before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
ARTICLE IV
OTHER COVENANTS
     4.1.   Prohibition on Transfers, Other Actions. Stockholder hereby agrees not to (i) Transfer any Covered Shares or any interest therein, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, Stockholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any action that could restrict or otherwise affect Stockholder’s legal power, authority and right to comply with and perform Stockholder’s covenants and obligations under this Agreement. Other than the transactions specified in the proviso to the definition of Transfer, Stockholder hereby agrees that during the term of this Agreement Stockholder will not take any action that would have the purpose or effect of divesting Stockholder of voting authority over any Covered Shares.
     4.2.   Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the term “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
     4.3.   No Solicitation. Stockholder hereby agrees that during the term of this Agreement it shall not, and shall not permit any of its Representatives to, (i) initiate, solicit, encourage or knowingly facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to any matter described in Section 4.1 or any Acquisition Proposal, (ii) participate in any negotiations concerning, or provide to any other Person any nonpublic information or data relating to TDBI or any of its Subsidiaries for the purpose of, or have any discussions with any Person relating to, or cooperate with or assist or participate in, or knowingly facilitate, any inquiries or the making of any proposal which constitutes, or could reasonably be expected to lead to, any effort or attempt by any other Person to seek to effect any matter described in Section 4.1 or any Acquisition Proposal, (iii) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to TDBI, or (iv) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to state that Stockholder has agreed to vote the Common Stock over which it holds proxy voting authority in favor of the adoption of the Merger Agreement and as otherwise expressly provided in this Agreement. Stockholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted on or prior to the date of this Agreement with any Person other than TD with respect to any possible Acquisition Proposal, or any matter described in Section 4.1, and will take the necessary steps to inform its Representatives of the obligations undertaken by Stockholder pursuant to Section 4.1 and this Section 4.3. Stockholder also agrees that any violation of this Section 4.3 by any of its Representatives shall be deemed to be a violation by Stockholder of this Section 4.3.
     4.4.   Notice of Proposals Regarding Prohibited Transactions. Stockholder hereby agrees to notify TD promptly in writing of any inquiries or proposals which are received by, any information which is requested from, or any negotiations or discussions which are sought to be initiated or continued with, Stockholder or any of its Affiliates with respect to any matter described in Sections 4.1 or 4.3 (including the material terms thereof and the identity of such Person(s) making such inquiry or proposal, requesting such information or seeking to initiate or continue such negotiations or discussions, as the case may be). Stockholder will keep TD apprised of any related developments, discussions and negotiations relating to the matters described in the preceding sentence, including the identities of the parties involved, on a current basis (and in any event, within 48 hours of the occurrence of such developments, discussions and negotiations) and will furnish TD with a copy of any proposed transaction agreements and related documents with or from the party making such Acquisition Proposal or inquiry in respect thereof promptly after the receipt thereof by Stockholder. At TD’s request from time to time, Stockholder will provide, on a confidential basis, a current count of the number of shares of Common Stock that it Beneficially Owns and a certification that no Transfers of shares of Common Stock have occurred since the date of this Agreement.
     4.5.   Waiver of Appraisal Rights. To the fullest extent permitted by applicable law, Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law. TD hereby acknowledges that Stockholder does not have authority to waive any legal rights its Clients may have under applicable law with respect to their ownership of Common Stock.
     4.6.   Further Assurances . From time to time, at TD’s request and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further action consistent with applicable law as may be necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.
ARTICLE V
MISCELLANEOUS
     5.1.   Termination. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of (i) the consummation of the Merger, (ii) the date of termination of the Merger Agreement in accordance with its terms, (iii) written notice of termination of this Agreement by TD to Stockholder or (iv) June 30, 2007. Nothing in this Section 5.1 shall relieve or otherwise limit any party of liability for willful breach of this Agreement.
     5.2.   No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in TD any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to, as the case may be, Stockholder or its Clients, and TD shall have no authority to direct Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
     5.3.   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a) if to TD to:
The Toronto-Dominion Bank
Toronto-Dominion Tower
66 Wellington Street West
Toronto, Ontario M5K IA2, Canada
Fax (416) 308-1943
Attention: Christopher A. Montague
                with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Fax: (212) 455-2502
Attention: Lee Meyerson
Ellen Patterson
          (b) if to Stockholder to:
Private Capital Management, L.P.
8889 Pelican Bay Blvd., Suite 500
Naples, Florida 34108-7512
Fax: (239) 254-2558
Attention: Chad Atkins
     5.4.   Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     5.5.   Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     5.6.   Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     5.7.   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over the Litigation (as defined below) lies with the courts of the United States, any court of the United States located in the State of Delaware, for any action, proceeding or investigation in any court or before any Governmental Entity (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 5.7, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.
          (b) Each party hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.
          (c) Each of the parties hereto expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by such party to jurisdiction and service contained in this Section 5.7 is solely for the purpose referred to in this Section 5.7 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.
     5.8.   Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by TD and Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other party.
     5.9.   Remedies. (a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.
          (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
     5.10.   Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
     5.11.   Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

THE TORONTO-DOMINION BANK

By: /s/ W. Edmund Clark
Name: W. Edmund Clark
Title: President and Chief Executive Officer

PRIVATE CAPITAL MANAGEMENT, L.P.

By: /s/ Bruce S. Sherman
Name: Bruce S. Sherman
Title: CEO